Exhibit 99.1

1808 Swift Drive

Oak Brook, Illinois 60523-1501
Phone: 630.586.8000
Fax: 630.586.8010
www.CenterPoint-Prop.com

AT THE COMPANY:
	John S. Gates, Jr.	Paige H. Gilchrist
	Co-Chairman and CEO	Vice President, External Affairs
(630) 586-8101
For Immediate Release
Tuesday, October 12, 2004

CENTERPOINT ACQUIRES 3.4 MILLION SQUARE FEET AND 128 ACRES OF LAND

FROM PRIME GROUP REALTY TRUST

Oak Brook, Illinois, October 12, 2004 – CenterPoint Properties Trust (NYSE: CNT) reported today that it acquired 24 industrial buildings totaling 3.4 million square feet as well as 128 acres of land from Prime Group Realty Trust (NYSE: PGE) (see August 2, 2004 press release).  The gross purchase price is approximately $98.7 million.  The acquisition of the remaining 6 buildings totaling 360,625 square feet is expected to close in late October or early November 2004 after the receipt of lender consents and the satisfaction of certain other customary closing conditions.  The combined 30-building portfolio totaling 3.8 million square feet represents substantially all of Prime’s industrial holdings and is located in a variety of industrial submarkets throughout metropolitan Chicago.

A portion of the acquisition is immediately financed with $24.9 million of tax-exempt debt.  An additional $23.2 million of tax-exempt debt will be remarketed in January 2005 for a total of $48.1 million associated with the transaction.  This debt has a current interest rate of approximately 1.5%.

The weighted average lease term throughout the portfolio is 5.6 years and larger tenants in the portfolio include Amurol Confections (division of Wrigley), Household Credit Services and Morton International.  Of the 128 acres of land, 118 acres are developable and are located in Aurora (63 acres), DeKalb (36 acres) and Batavia (19 acres).

CenterPoint will hold its third quarter 2004 conference call on Wednesday, October 27, 2004, at 2:00 p.m. Eastern Time (1:00 p.m. Central Time).  This call is being webcast by Shareholder.com and can be accessed at the Investor Relations page of CenterPoint’s website, www.cntprop.com.

CenterPoint Properties Trust

CenterPoint is a publicly traded real estate investment trust (REIT) and the largest industrial property company in the 1.3-billion-square-foot Chicago regional market.  It currently owns and operates approximately 38 million square feet and the Company and its affiliates own or control an additional 3,185 acres of land upon which approximately 48 million square feet could be developed.  The Company is focused on providing unsurpassed tenant satisfaction and adding value to its shareholders through customer driven management, investment, development and redevelopment of warehouse, distribution, light manufacturing buildings and logistics infrastructure.  The first major REIT to focus on the industrial property sector, CenterPoint had a total market capitalization of approximately $2.7 billion as of June 30, 2004.

Statements in this release which are not historical may be deemed forward-looking statements under federal securities laws.  There can be no assurance that future results will be achieved and actual results could differ materially from forecasts and estimates.  Factors that could cause actual results to differ materially are general business and economic conditions, completion of pending acquisitions, competitive market conditions, weather, pricing of debt and equity capital markets and other risks inherent in the real estate business.  Such factors and others are listed in the Company’s Form 10-K and 10-Qs.

###